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                                                                   Exhibit 10.10

                                                                  EXECUTION COPY


                          MANAGEMENT SERVICES AGREEMENT

         THIS MANAGEMENT SERVICES AGREEMENT, dated December 19, 2001 (this "Agreement"), is made by and between TurnWorks Acquisition III, Inc., a Delaware corporation (the "Company"), and TurnWorks, Inc., a Texas corporation ("TW"). Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Employment Agreement and the Merger Agreement (each of the aforementioned terms being defined below).

                              W I T N E S S E T H:

         WHEREAS, on the date hereof, Aloha Airgroup, Inc., a Hawaii corporation ("A"), Hawaiian Airlines, Inc., a Hawaii corporation ("B"), the Company and TW have entered into an Agreement and Plan of Merger, dated the date hereof, pursuant to which A will merge into a subsidiary of the Company, and B will merge either into the Company or into a subsidiary of the Company (the "Merger Agreement");

         WHEREAS, TW is a company that provides a wide variety of services to companies including, investment banking, financial advisory, executive recruitment and management consulting services;

         WHEREAS, TW and its employees have devoted a significant amount of time and resources providing various services to the Company in order to bring about the transactions contemplated under the Merger Agreement (the "Transactions");

         WHEREAS, subject to the consummation of the Transactions (the date on which such consummation shall have occurred being hereinafter referred to as the "Effective Date"), the Company has requested TW to provide investment banking, financial advisory, executive recruitment and management consulting services to the Company and TW has agreed to provide such services, under the terms and provisions hereof; and

         WHEREAS, simultaneously with the execution and delivery hereof and in accordance with the terms of this Agreement, the Company has also requested that TW arrange for Gregory D. Brenneman, TW's Chief Executive Officer (hereinafter, "Executive"), to provide his services pursuant to an employment agreement, dated the date hereof (the "Employment Agreement"), pursuant to which Executive shall agree to act as the Company's Chairman and Chief Executive Officer.

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, TW and the Company agree as follows:



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ARTICLE 1 TERM AND TERMINATION OF AGREEMENT
          ---------------------------------

         1.1 TERM. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to retain the services of TW for a two-year period beginning on the Effective Date. The term shall be extended automatically for an additional and successive one-year period as of the second anniversary of the Effective Date and as of the last day of each one-year term thereafter that this Agreement is in effect; PROVIDED, however, that if, prior to the date which is six months before the last day of the term, either party shall give written notice to the other that no such automatic extension shall occur, then TW's engagement hereunder shall terminate on the last day of any such term during which such notice is given.

         1.2 COMPANY'S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 1.1 of this Agreement, the Company shall have the right to terminate TW's engagement under this Agreement at any time for any of the following reasons:

            (i) a material breach by TW of any provision of this Agreement which, if correctable, remains uncorrected for thirty (30) days following written notice of such breach by the Company to TW; or

            (ii) for any other reason whatsoever, in the sole discretion of the Company.

         1.3 TW'S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 1.1 of this Agreement, TW shall have the right to terminate its engagement under this Agreement at any time for any of the following reasons:

            (i) a material breach by the Company of any provision of this Agreement (other than a payment default addressed in paragraph 1.3(ii) below) which, if correctable, remains uncorrected for thirty (30) days following written notice of such breach by TW to the Company;

            (ii) failure of the Company to make payment for any amounts due hereunder within thirty (30) days of the date on which such payment was due; or

            (iii) for any other reason whatsoever, in the sole discretion of TW.

         1.4 NOTICE OF TERMINATION. If the Company or TW desires to terminate this Agreement at any time prior to expiration of the term, it shall do so by giving written notice to the other party that it has elected to terminate this Agreement and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

         1.5 AUTOMATIC TERMINATION. Notwithstanding any of the foregoing, in the event that the Employment Agreement shall terminate for any reason, this Agreement shall automatically terminate.



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ARTICLE 2 PERFORMANCE OF SERVICES BY TW
          -----------------------------

         2.1 GENERAL. Beginning on the Effective Date and subject to the provisions hereof, during the term, TW shall provide the Company with investment banking, financial advisory, executive recruitment and management consulting services (such services being hereinafter referred to as the "Services").

         2.2 SERVICES OF EXECUTIVE. TW agrees that it shall cause Executive to enter into the Employment Agreement and provide his services thereunder in accordance with the terms thereof.

         2.3 WORKING TIME; AVAILABILITY. TW will exercise commercially reasonable efforts to vary the time spent in order to provide the Services at times reasonably convenient to the Company; PROVIDED, however, that (except with respect to the services provided by Executive under paragraph 2.2 above) TW shall not, in connection with the rendition of the Services, be obligated to devote to the Company, in general, an amount of time exceeding 50% of the working time of a full-time employee. The parties hereto acknowledge that all employees of TW (except Executive) made available to the Company for the performance of Services hereunder shall at all times remain exclusively the employees of TW.

         2.4 STANDARD OF CARE. TW will use commercially reasonable efforts in the performance of its obligations hereunder. TW makes no representations or warranties whatsoever, either express or implied, to the Company or any other Person that the Services provided hereunder are or will be adequate and sufficient (as to quantity, quality or type) to meet the needs (including any specifically identified needs) or any objectives of the Company.

         2.5 DISCLAIMER. TW does not represent that it is qualified to provide any legal or other professional services, the providers of which must be licensed or are otherwise subject to requirements of law establishing educational, professional or similar qualifications for providers of such service. Nothing contained in this Agreement shall be construed as requiring TW to provide any such services.

ARTICLE 3 SERVICE FEES AND EXPENSES
          -------------------------

         3.1 GENERAL. During the term hereof: (i) if and so long as Executive shall be serving as the Company's Chairman AND Chief Executive Officer, TW shall receive a fee at the annualized rate of One Million Six Hundred Thousand Dollars ($1,600,000.00), and (ii) if and so long as Executive shall be acting ONLY as the Company's Chairman, TW shall receive a fee at the annualized rate of Six Hundred Thousand Dollars ($600,000.00). The parties hereto acknowledge that the aforementioned fees shall be paid to TW in addition to any other amounts that may be due and owing to TW under the terms of this Agreement including, without limitation, any payments under paragraph 3.2 of this Agreement. The fees described above shall be paid to TW in equal, monthly installments, payable in advance, with the first fee installment being paid on the Effective Date and subsequent fee installments being paid on each successive


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one-month anniversary of the Effective Date. The parties acknowledge that the dollar amount of the monthly fee installments may change due to changes in the annualized payment rates described above.

         3.2 TW BUSINESS EXPENSES. The Company shall reimburse, or pay on behalf of, TW, all reasonable and appropriate out-of-pocket expenses (E.G., meals and travel expenses of TW employees) incurred by TW prior to the termination of this Agreement (other than expenses being reimbursed to the Executive under the Employment Agreement) in connection with the rendition of Services hereunder. The Company agrees to make any such reimbursement to TW within ten (10) days after the Company's receipt of an invoice therefor from TW, accompanied by copies of receipts or other documentation substantiating the amount of all such costs and expenses. All expense reimbursements to TW under this paragraph 3.2 shall be subject to periodic review and approval by the Company's audit committee.

ARTICLE 4 EFFECT OF TERMINATION
          ---------------------

         4.1 TERMINATION BY EXPIRATION. If this Agreement shall terminate upon expiration of the term in accordance with the provisions of paragraph 1.1 hereof, then the Company shall: (i) not be obligated to make any payments under paragraph 3.1 of this Agreement with respect to any periods after the date of such termination, and (ii) perform its remaining obligations under this Agreement including, but not limited to, its remaining obligations under paragraph 3.2 hereof.

         4.2 TERMINATION PRIOR TO EXPIRATION.

            (i) Upon termination of this Agreement prior to the expiration of the term, and subject to paragraphs 4.2(ii) and 4.2(iii) below, the Company shall: (a) pay to TW, within five days after the date of such termination, a one-time payment in an amount equal to any and all amounts that TW would have been entitled to receive under paragraph 3.1 of this Agreement with respect to the period that begins on the date of termination and ends on the date on which this Agreement would otherwise have expired; and (b) perform its remaining obligations under this Agreement including, but not limited to, its remaining obligations under paragraph 3.2 hereof;

            (ii) Notwithstanding paragraph 4.2(i) of this Agreement, in the event that:

               (a) TW terminates this Agreement for the reason set forth in paragraph 1.3(iii) of this Agreement;

               (b) the Company terminates this Agreement for the reason set forth in paragraph 1.2(i) of this Agreement;

               (c) this Agreement terminates because of Executive's termination for the reasons set forth in paragraphs 2.2(iii) or 2.2(iv) of the Employment Agreement; or



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               (d) this Agreement terminates because of Executive's termination for the reasons set forth in paragraph 2.3(viii) of the Employment Agreement,

then paragraph 4.2(i) of this Agreement shall be inapplicable and the Company shall: (i) not be obligated to make any payments under paragraph 3.1 of this Agreement with respect to any periods after the date of such termination; and
(ii) perform its remaining obligations under this Agreement including, but not limited to, its remaining obligations under paragraph 3.2 hereof; and

            (iii) Notwithstanding paragraph 4.2(i) of this Agreement, and in the event that this Agreement terminates because of Executive's termination for the reasons set forth in paragraphs 2.2(i) or 2.2(ii) of the Employment Agreement, then paragraph 4.2(i) of this Agreement shall be inapplicable and the Company shall (a) pay to TW, within five days after the date of such termination, a one-time payment in an amount equal to the sum of any and all amounts that TW would have been entitled to receive under paragraph 3.1 of this Agreement with respect to the period that begins on the date of termination and ends on the date falling one year after the date of termination; and (b) perform its remaining obligations under this Agreement including, but not limited to, its remaining obligations under paragraph 3.2 hereof.

         4.3 CERTAIN ADDITIONAL PAYMENTS BY COMPANY. Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by the Company to or for the benefit of TW, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to an excise or other special additional tax that would not have been imposed absent such Payment (including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended), or any interest or penalties with respect to such excise or other additional tax (such excise or other additional tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to TW an additional payment (a "Gross-Up Payment") in an amount such that after payment by TW of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-Up Payment, TW retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company and TW shall make an initial determination as to whether a Gross-Up Payment is required and the amount of any such Gross-Up Payment. TW shall notify the Company in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-Up Payment (or a Gross-Up Payment in excess of that, if any, initially determined by the Company and TW) within ten business days after the receipt of such claim. The Company shall notify TW in writing at least ten business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, TW shall cooperate fully with the Company in such action; PROVIDED, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold TW harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company's action. If, as a result of the Company's action with respect to a claim, TW receives a refund of any


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amount paid by the Company with respect to such claim, TW shall promptly pay such refund to the Company. If the Company fails to timely notify TW whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to TW the portion of such claim, if any, which it has not previously paid to TW.

         4.4 PAYMENT OBLIGATIONS ABSOLUTE. The Company's obligation to pay TW the amounts and to make the arrangements provided in this Article 4 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries and affiliates) may have against TW or anyone else. All amounts payable by the Company shall be paid without notice or demand. TW shall not be obligated to seek other engagements in mitigation of the amounts payable or arrangements made under any provision of this Article 4, and the obtaining of any such other engagement shall in no event effect any reduction of the Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this Article 4.

         4.5 LIQUIDATED DAMAGES. In light of the difficulties in estimating the damages upon termination of this Agreement, the Company and TW hereby agree that the payments, if any, to be received by TW pursuant to this Article 4 shall be received by TW as liquidated damages.

ARTICLE 5 INDEPENDENCE
          ------------

         5.1 All employees and representatives of TW providing Services to the Company, other than Executive, will be deemed for purposes of all compensation and employee benefits to be employees or representatives of TW and not employees or representatives of the Company. In performing such services, such employees and representatives will be under the direction, control and supervision of TW and TW will have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

ARTICLE 6 INDEMNIFICATION
          ---------------

         6.1 The Company agrees to indemnify and hold harmless TW and its directors, officers and employees (TW and such directors, officers and employees being hereinafter collectively referred to as the "TW Indemnified Parties" and each a "TW Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, judgments, costs, expenses or disbursements (including, without limitation, reasonable attorney's fees and disbursements) of any kind or nature whatsoever (collectively referred to as "Losses") incurred by a TW Indemnified Party in connection with any suit, claim, action or proceeding (any such suit, claim, action or proceeding being hereinafter referred to as a "Claim") asserted by a third party against such TW Indemnified Party and related to TW's rendition of Services under this Agreement; PROVIDED, however, that the Company shall not be obligated to indemnify any TW Indemnified Party in the event and to the extent that any Losses were incurred as the direct result of such TW Indemnified Party's gross negligence or willful misconduct.



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         6.2 TW agrees to indemnify and hold harmless the Company and its directors, officers and employees (the Company and such directors, officers and employees being hereinafter collectively referred to as the "Company Indemnified Parties" and each a "Company Indemnified Party") from and against any and all Losses incurred by a Company Indemnified Party in connection with any Claim asserted against a Company Indemnified Party by an individual then or theretofore employed by TW, but only in the event and to the extent that such Claim would NOT be cognizable at law absent a finding by a court of competent jurisdiction that the Company was in fact the "employer" of such individual at the times relevant to the Claim; PROVIDED, however, that TW shall not be obligated to indemnify any Company Indemnified Party in the event and to the extent that any Losses were incurred as the direct result of such Company Indemnified Party's gross negligence or willful misconduct.

ARTICLE 7 CONVERSION AND CONTROL OF TW
          ----------------------------

         7.1 Notwithstanding any other provision hereof, the Company acknowledges that, subsequent to the date hereof, TW may enter into or effectuate a merger, consolidation, sale of assets or other conversion or reorganization pursuant to which TW would be converted into, or substantially all of the assets and properties of TW (including all of the Shares (as defined below) then owned by TW, if any) would be conveyed (by operation of law or otherwise) to, a different legal entity Controlled (as defined below) by Executive (a "Conversion", and any such surviving legal entity being the "Survivor"). Company further acknowledges that (i) subsequent to any such Conversion, references to "TW" in this Agreement shall automatically be deemed to refer to the Survivor, (ii) this Agreement shall, automatically upon any such Conversion, be deemed to have been assigned to the Survivor, with the result that the Survivor shall succeed to all rights, and be bound by all liabilities and obligations, of TW hereunder (including but not limited to those existing as of the effective date of the Conversion) and (iii) accordingly, any such Conversion shall not, except as set forth in (i) and (ii) above, affect the rights or obligations of the parties hereunder. For purposes of this Article 7, the term "Control" shall refer to beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities representing a majority of the combined voting power, in the election of directors (or other analogous managers) of the outstanding securities of an entity, and the term "Shares" shall mean (i) the shares of the Company's common stock owned by TW immediately after the consummation of the transactions contemplated under the Merger Agreement and (ii) any other shares of common stock which shall be issued on or with respect to, or issued in exchange for, such shares of stock by way of stock split, stock dividend, combination of shares or other such recapitalization.

         7.2 TW represents that, on the date hereof, Executive owns 100% of the capital stock of TW. Furthermore, TW covenants and agrees that Executive shall, at all times during the term hereof, Control TW or the Survivor, as the case may be.



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ARTICLE 8 FORCE MAJEURE
          -------------

         8.1 Neither party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of god, fires, earthquakes, strikes and labor dispute, acts of war, civil unrest or intervention of any governmental authority.

ARTICLE 9 LIMITATION OF LIABILITY
          -----------------------

         9.1 In no event, whether as a result of breach of contract, tort liability (including negligence), or otherwise, shall either party be liable to the other party for any special, consequential, punitive or exemplary damages.

ARTICLE 10 MISCELLANEOUS
           -------------

         10.1 NOTICES All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon delivery) by delivery by facsimile transmission and by courier service (with proof of service), hand delivery or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this paragraph 10.1):

              If to Company to:
              TurnWorks Acquisition III, Inc.
              1330 Lake Robbins Dr.
              Suite 205
              The Woodlands, TX  77380
              Telecopier No.:  (281) 363-2097
              Attention: General Counsel

              If to TW to:

              TurnWorks, Inc.
              1330 Lake Robbins Dr.
              Suite 205
              The Woodlands, TX  77380
              Attention: President

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         10.2 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.



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         10.3 NO WAIVER. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         10.4 MUTUAL DRAFTING. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

         10.5 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         10.6 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.7 GENDER AND PLURALS. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

         10.8 INTEREST AND INDEMNIFICATION. If any payment to TW provided for in this Agreement is not made by the Company when due, the Company shall pay to TW interest on the amount payable from the date that such payment should have been made until such payment is made, which interest shall be calculated at 3% plus the prime or base rate of interest announced by Chase Bank of Texas N.A. (or any successor thereto) at its principal office in Houston, Texas (but not in excess of the highest lawful rate), and such interest rate shall change when and as any such change in such prime or base rate shall be announced by such bank. If TW shall obtain any money judgment or otherwise prevail with respect to any litigation brought by TW or Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies TW for its reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by TW from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate set forth in the preceding sentence.

         10.9 ASSIGNMENT; BINDING EFFECT; BENEFIT. Except as set forth in paragraph 7.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         10.10 NO PARTNERSHIP. TW and the Company acknowledge and agree that the relationship between TW and the Company is that of independent contractors and no term or


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provision of this Agreement shall be construed to establish any relationship of partnership, agency or joint venture between TW and the Company.

         10.11 PAYMENT. If any payment to TW is subject to taxes to be paid by the Company, TW shall pay to the Company the required amount in cash when due.

         10.12 ENTIRE AGREEMENT. Except as provided in the Employment Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

TURNWORKS ACQUISITION III, INC.



  /s/ Gregory D. Brenneman
------------------------------------
Name: Gregory D. Brenneman
Title: President


TURNWORKS, INC.



  /s/ Gegory D. Brenneman
------------------------------------
Name: Gregory D. Brenneman
Title: President